Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185206) pertaining to the Eaton Personal Investment Plan of our report dated June 23, 2014, with respect to the financial statements of the Eaton Person Investment Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2013 and 2012.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio

June 23, 2014